Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form N-2 of our report dated March 9, 2023, relating to the consolidated financial statements of Morgan Stanley Direct Lending Fund and subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of Morgan Stanley Direct Lending Fund for the year ended December 31, 2022, and of our report dated March 9, 2023, relating to information of Morgan Stanley Direct Lending Fund set forth under the heading “Senior Securities” appearing in the Form N-2.

We also consent to the reference to us under the headings “Financial Highlights,” “Senior Securities” and “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
New York, NY

December 15, 2023